UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2010

CLEAR-LITE HOLDINGS, INC.
(Exact Name of Registrant As Specified In Charter)

Nevada	000-52877	20-8257363
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

102 NE 2nd Street, PMB 400 Boca Raton, Florida 33432-3908
(Address of Principal Executive Offices)

(561) 544-6966
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2010, Paul E. Niedermeyer was appointed the Company’s Chief Operating Officer (“COO”).  The following is a summary of Mr. Niedermeyer’s prior working experience:

Business Experience

Paul E. Niedermeyer has over fifteen years of operations, management consulting, and executive level experience developing, managing, and marketing Internet software products, services and consumer packaged goods (CPG).

Prior to his appointment as COO, Mr. Niedermeyer was Clear-Lite’s Vice President of Operations. Before ClearLite, Mr. Niedermeyer was President & Senior Consultant of PN LLC, a research and management consulting firm. There, he provided strategic, financial, marketing leadership and advisory services to technology startup companies and major global technology corporations.

Prior to PN LLC, Mr. Niedermeyer worked at Verio Inc., an NTT Communications Company, where he served as senior product line manager for Verio's small-medium-enterprise (SME) business unit selling web hosting products. Prior to Verio, Mr. Niedermeyer worked at Scientific Applications International Corporation (SAIC) / Network Solutions Inc. (NSI) in various marketing roles. Prior to SAIC/NSI, Niedermeyer founded whois.net, a WHOIS keyword search engine, and sold the company in 1997.

Professionally, he has earned the following certifications: Certified Fraud Examiner (CFE) and Project Management Professional (PMP). Mr. Niedermeyer holds a B.A. in Economics and B.S. in Business Administration from the University of California at Berkeley.  Mr. Niedermeyer also holds a M.S. in Computer Science from Florida Atlantic University (FAU).

Employment Agreement

None.

Family Relationships

Mr. Niedermeyer is the son-in-law of the Company’s Chairman, President, and Chief Executive Officer, Thomas J. Irvine. Mr. Niedermeyer is married to Lisa A. Niedermeyer, the Company’s Senior Vice-President of Marketing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAR-LITE HOLDINGS, INC.

Date: July 28, 2010	By:	/s/ Thomas J. Irvine
Thomas J. Irvine
Chief Executive Officer